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Supercharge RSU Tender Offer

SUPERCHARGE RSU TENDER OFFER

Details of Supercharge RSU Tender Offer

Beneficiary Number	RSU's Grant Date	Eligible RSU's Held	Total Payment Offered (USD) (1 cent per Eligible RSU Held)
XXXXXX	08/01/2022	XXXXXX	XXXXXX

Tender Offer Commencement Date/Time	Tender Offer Expiration Date/Time
8th July 2024(09.00 a.m ET)	2nd August 2024(05.00 p.m ET)

Note:

- Eligible RSUs must be tendered in full.
- Please provide your acceptance before the Expiration Time of the Tender Offer.
- You may withdraw and / or re-accept the Tender Offer during the offer period. The last update made in this regard before the Expiration Time of the Tender Offer shall be considered as final.
- The Company at its discretion has the right to extend the Offer period or to accept or reject the Eligible RSUs tendered if the conditions of the Tender Offer are not satisfied.
- The Offer is being made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Purchase, the Terms of Election and the related materials filed with the U.S. Securities and Exchange Commission, which are available to you on this website or at www.sec.gov. You should read these materials carefully because they contain important information about the Tender Offer, including risks related thereto. Click Here to access the material relating to Tender Offer.
- If you have any other queries in this regard, you may also write at SuperChargeTenderOffer@wns.com

☐ I have read and agree to all terms of the Tender Offer as set forth in the Tender Offer Statement on Schedule TO, including the Offer to Purchase, the Terms of Election and the related materials.

I Accept | I Do Not Accept

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